Exhibit 99.1

Contacts:	For Media:	John Calagna
MetLife
(212) 578-6252

	For Investors:	John Hall
MetLife
(212) 578-7888

METLIFE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2016 RESULTS

NEW YORK, Feb. 1, 2017 – MetLife, Inc. (NYSE: MET) today announced the following results for the fourth quarter and full year 2016:

Fourth Quarter Results

On a GAAP basis, MetLife reported a fourth quarter 2016 net loss of $2.1 billion, compared to net income of $785 million in the fourth quarter of 2015. On a per share basis, the net loss was $1.94, compared to net income of $0.70 per share in the prior-year period.

The net loss includes $3.2 billion, after tax, in net derivative losses reflecting changes in interest rates, foreign currencies and equity markets, compared to $231 million, after tax, in net derivative losses in the fourth quarter of 2015. MetLife uses derivatives as part of its broader asset-liability management strategy to hedge certain risks, such as movements in interest rates and foreign currencies. This hedging activity often generates derivative gains or losses and creates fluctuations in net income because the risk being hedged may not have the same GAAP accounting treatment. Approximately 94 percent of the net derivative losses in the quarter were attributable to asymmetrical and non-economic accounting. Excluding asymmetrical and non-economic accounting impacts, fourth quarter 2016 net income was $768 million.

MetLife reported operating earnings* of $1.4 billion, up 3 percent from the fourth quarter of 2015, and 4 percent on a constant currency basis*. On a per share basis, operating earnings were $1.28, up 4 percent from the prior-year quarter.

Fourth quarter 2016 operating earnings included the following notable items:

•	changes in deferred policy acquisitions costs (DAC) associated with the annual fourth quarter approval of the dividend scale for traditional life insurance policies, and other insurance adjustments, decreased operating earnings by $58 million, or $0.05 per share, after tax

•	expenses related to the company’s previously announced unit cost initiative, which decreased operating earnings by $28 million, or $0.03 per share, after tax

Operating earnings in the U.S. segment increased 19 percent year over year. Operating earnings in Asia increased 22 percent, and 17 percent on a constant currency basis. Operating earnings in Latin America decreased 22 percent, and 9 percent on a constant currency basis. Operating earnings in Europe, the Middle East and Africa (EMEA) increased 33 percent, and 44 percent on a constant currency basis. Operating earnings in MetLife Holdings decreased 25 percent. Operating earnings in Brighthouse Financial decreased 15 percent, including $35 million related to separation activities which increased operating earnings in Brighthouse Financial, but was completely offset in MetLife Holdings.

The fourth quarter variance between operating earnings and net income reflects an unfavorable impact of $2.9 billion, after tax, related to asymmetrical and non-economic accounting.

Premiums, fees & other revenues were $12.4 billion, down 1 percent over the fourth quarter of 2015. Operating premiums, fees & other revenues* were $12.3 billion, down 1 percent on both a reported and constant currency basis.

Full Year Results

For the full year 2016, MetLife reported net income of $697 million, down 86 percent. On a per share basis, net income was $0.63, down 86 percent from full year 2015. Net derivative losses negatively impacted full year net income.

Full year 2016 operating earnings were $5.1 billion, down 7 percent. On a per share basis, 2016 operating earnings were $4.59, down 6 percent over 2015. Excluding notable items in both years, operating earnings were down 5 percent. Operating results excluding notable items varied by segment as shown in the table below.

FULL YEAR 2016 CHANGE IN OPERATING EARNINGS FROM FULL YEAR 2015

	Reported	Reported (excluding all notable items)	Reported (excluding all notable items, constant currency)
U.S.	(4)%	1%	1%
Asia	(10)%	(2)%	(5)%
Latin America	(13)%	2%	18%
EMEA	14%	24%	33%
MetLife Holdings	(44)%	(15)%	(15)%
Corporate & Other	(60)%	(13)%	(13)%
Brighthouse Financial	(32)%	(17)%	(17)%

Total	(7)%	(5)%	(4)%

EPS	(6)%	(3)%	(3)%
Shares Outstanding	(2)%

“While rising interest rates are good for MetLife’s businesses, they reduced the carrying value of our derivatives book and produced a quarterly net loss on a GAAP basis,” said Steven A. Kandarian, chairman, president and CEO, MetLife, Inc. “For full-year 2016 excluding notable items, market factors and underwriting reduced earnings while management actions to control expenses and generate volume growth were positive. Share repurchases had a positive impact on earnings per share, and underlying free cash flow improved significantly as a result of our value-creation efforts. The prospect of higher interest rates and a more favorable regulatory environment, together with our new enterprise strategy, capital management and expense discipline, position us for value creation for both our customers and our shareholders.”

FOURTH QUARTER & FULL YEAR 2016 SUMMARY

($ in millions, except per share data)	Three months ended Dec. 31			Year ended Dec. 31
	2016	2015	Change	2016	2015	Change
Premiums, fees & other revenues	$12,351	12,424	(1)%	$50,118	$50,035	—
Net investment income	5,037	4,914	3%	19,947	19,281	3%
Net investment gains (losses)	(367)	62		171	597	(71)%
Net derivative gains (losses)	(4,945)	(356)		(6,760)	38

Total revenues	$12,076	$17,044	(29)%	$63,476	$69,951	(9)%

Total operating revenues	$17,203	$17,111	1%	$68,878	$69,470	(1)%
Operating premiums, fees & other revenues	$12,250	$12,338	(1)%	$49,178	$49,681	(1)%

Net income	$(2,133)	$785		$697	$5,152	(86)%
Net income per share	$(1.94)	$0.70		$0.63	$4.57	(86)%

Operating earnings	$1,415	$1,376	3%	$5,089	$5,484	(7)%
Operating earnings per share	$1.28	$1.23	4%	$4.59	$4.86	(6)%

Book value per share	$59.56	$60.00	(1)%
Book value per share, excluding accumulated other comprehensive income (AOCI) other than foreign currency translation adjustments (FCTA)	$49.83	$51.15	(3)%
Book value per share – tangible common stockholders’ equity	$41.14	$42.22	(3)%

Return on equity (ROE)	(12.1)%	4.7%		1.0%	7.5%
ROE, excluding AOCI other than FCTA	(15.1)%	5.6%		1.2%	9.1%
Tangible ROE	(18.1)%	6.8%		1.6%	11.2%
Operating ROE, excluding AOCI other than FCTA	10.0%	9.7%		8.9%	9.7%
Operating tangible ROE	12.2%	11.9%		10.8%	11.9%

*	Information regarding the non-GAAP and other financial measures included in this news release and the reconciliation of the non-GAAP financial measures to GAAP measures is provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this news release and/or the Fourth Quarter 2016 Financial Supplement (which is available on the MetLife Investor Relations web page at www.metlife.com).

Book value, excluding AOCI other than FCTA*, was $49.83 per share, down 3 percent from $51.15 at Dec. 31, 2015.

MetLife’s fourth quarter 2016 operating ROE, excluding AOCI other than FCTA*, was 10.0 percent for the fourth quarter of 2016, and the company’s operating tangible ROE* was 12.2 percent.

MetLife’s full year 2016 operating ROE, excluding AOCI other than FCTA, was 8.9 percent for full year 2016, and the company’s operating tangible ROE was 10.8 percent.

BUSINESS DISCUSSIONS

All comparisons of the results for the fourth quarter of 2016 in the business discussions that follow are with the fourth quarter of 2015, unless otherwise noted. Re-segmented results for certain prior periods were reported by MetLife, Inc. in a Form 8-K furnished to the U.S. Securities and Exchange Commission (SEC) on Oct. 20, 2016.

U.S.

Total operating earnings for the U.S. were $516 million, up 19 percent. Operating return on allocated equity was 19.1 percent, and operating return on allocated tangible equity was 21.0 percent. Operating premiums, fees & other revenues were $5.8 billion, up 4 percent. Excluding pension risk transfers, operating premiums, fees & other revenues were up 2 percent.

Group Benefits

Operating earnings for Group Benefits were $174 million, up 14 percent, due to favorable expense margins and volume growth. Operating premiums, fees & other revenues were $4.0 billion, up 5 percent, driven by growth across all markets. Full year 2016 Group Benefits sales were up 24 percent over the prior year.

Retirement and Income Solutions

Operating earnings for Retirement and Income Solutions were $299 million, up 27 percent, due to higher investment margins and favorable underwriting. Operating premiums, fees & other revenues were $895 million, up 5 percent. Excluding pension risk transfers, operating premiums, fees & other revenues were down 19 percent.

Property & Casualty

Operating earnings for Property & Casualty were $43 million, down 2 percent, due to less favorable auto results. Operating premiums, fees & other revenues were $887 million, up 1 percent. Property & Casualty sales overall were down 9 percent.

ASIA

Operating earnings for Asia were $354 million, up 22 percent, and 17 percent on a constant currency basis. Excluding all notable items from the prior-year period, operating earnings were up 13 percent, and 8 percent on a constant currency basis. Operating earnings benefitted from volume growth, favorable markets and a tax-related item in Japan. Operating return on allocated equity was 12.8 percent, and operating return on allocated tangible equity was 22.1 percent.

Operating premiums, fees & other revenues in Asia were $2.1 billion, up 5 percent, but down 2 percent on a constant currency basis. Excluding the impact of the 2016 deconsolidation of the company’s India operations, operating premiums, fees & other revenues in Asia were up 2 percent on a constant currency basis. Total sales for the region were essentially unchanged on a constant currency basis, representing the impact of management’s actions to improve value in targeted markets. Sales in emerging markets were up 13 percent.

LATIN AMERICA

Operating earnings for Latin America were $122 million, down 22 percent, and 9 percent on a constant currency basis, due to a one-time tax benefit in the prior-year quarter and higher expenses in the fourth quarter of 2016. Excluding all notable items from the prior-year period, operating earnings were down 5 percent, but up 5 percent on constant currency basis. Operating return on allocated equity was 15.9 percent, and operating return on allocated tangible equity was 25.2 percent.

Operating premiums, fees & other revenues were $913 million, down 2 percent, but up 5 percent on a constant currency basis. Total sales for the region were essentially unchanged on a constant currency basis.

EMEA

Operating earnings for EMEA were $72 million, up 33 percent, and 44 percent on a constant currency basis, driven by unit cost improvement, a claims reserve release in the Gulf, and volume growth. Operating return on allocated equity was 8.9 percent, and operating return on allocated tangible equity was 15.6 percent.

Operating premiums, fees & other revenues were $622 million, essentially unchanged, and up 4 percent on a constant currency basis, driven by growth in employee benefits and accident & health. Total sales for the region increased 5 percent on a constant currency basis.

METLIFE HOLDINGS

Operating earnings for MetLife Holdings were $199 million, down 25 percent, primarily due to unfavorable underwriting and certain insurance adjustments, including $35 million related to separation activities which was completely offset in Brighthouse Financial. These adjustments were partially offset by lower expenses, including those related to the sale of the MetLife Premier Client Group in 2016. Operating return on allocated equity was 7.2 percent, and operating return on allocated tangible equity was 7.7 percent. Operating premiums, fees & other revenues were $1.6 billion, down 9 percent, mostly due to the sale of the MetLife Premier Client Group, which included the company’s affiliated broker-dealer unit.

CORPORATE & OTHER

Corporate & Other had an operating loss of $178 million, compared to an operating loss of $210 million in the fourth quarter of 2015. This loss includes the previously mentioned $28 million in expenses related to the company’s unit cost initiative.

BRIGHTHOUSE FINANCIAL

Brighthouse Financial reported operating earnings of $330 million, down 15 percent, primarily due to life reserve changes and lower separate account fees. As noted above, operating earnings included a $35 million benefit related to separation activities which was completely offset in MetLife Holdings. Operating premiums, fees & other revenues were $1.3 billion, compared to $1.6 billion in the fourth quarter of 2015, driven by lower single premium income annuity sales. Overall Life and Annuity sales were down 36 percent, but sales of the company’s variable indexed product, Shield Level SelectorSM, for the fourth quarter of 2016 were $457 million, up 45 percent year over year and 17 percent from the third quarter of 2016.

INVESTMENTS

Net investment income was $5.0 billion, up 4 percent. Variable investment income was $301 million ($196 million, after tax and DAC), as compared to $109 million ($71 million, after tax and DAC) in the fourth quarter of 2015, driven by strong private equity performance.

Changes in interest rates, foreign currencies and equity markets drove derivative net losses of $3.4 billion, after tax and other adjustments. Derivative net losses in the fourth quarter of 2015 were $375 million, after tax and other adjustments.

Conference Call

MetLife will hold its fourth quarter and full year 2016 earnings conference call and audio webcast on Thursday, Feb. 2, 2017, from 8-9 a.m. (EST). The conference call will be available live via telephone and the internet. To listen via telephone, dial 800-288-8975 (U.S.) or 612-288-0337 (outside the U.S.). To listen to the conference call via the internet, visit www.metlife.com through a link on the Investor Relations page. Those who want to listen to the call via telephone or the internet should dial in or go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

The conference call will be available for replay via telephone and the internet beginning at 10 a.m. (EST) on Thursday, Feb. 2, 2017, until Thursday, Feb. 9, 2017, at 11:59 p.m. (EST). To listen to a replay of the conference call via telephone, dial 800-475-6701 (U.S.) or 320-365-3844 (outside the U.S.). The access code for the replay is 407063. To access the replay of the conference call over the internet, visit the above-mentioned website.

Supplemental slides related to the company’s derivative losses and tax rate for the fourth quarter and full year 2016, titled “4Q16 Supplemental Slides,” are available on the MetLife Investor Relations website at www.metlife.com in the Conferences & Presentations section, and in the Form 8-K furnished by MetLife to the SEC on Feb. 1, 2017.

A brief video of CFO John Hele discussing fourth quarter and full year 2016 results can be viewed shortly after the conclusion of MetLife’s fourth quarter and full year 2016 earnings conference call and audio webcast on Thursday, Feb. 2, at www.metlife.com/earningsvideo.

About MetLife

MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the largest life insurance companies in the world. Founded in 1868, MetLife is a global provider of life insurance, annuities, employee benefits and asset management. Serving approximately 100 million customers, MetLife has operations in nearly 50 countries and holds leading market positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.

Non-GAAP and Other Financial Disclosures

Any references in this news release (except in this section and the tables that accompany this release) to:		should be read as, respectively:

(i)	net income (loss);	(i)	net income (loss) available to MetLife, Inc.’s common shareholders;

(ii)	net income (loss) per share;	(ii)	net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share;

(iii)	operating earnings;	(iii)	operating earnings available to common shareholders;

(iv)	operating earnings per share;	(iv)	operating earnings available to common shareholders per diluted common share;

(v)	book value per share;	(v)	book value per common share;

(vi)	book value per share, excluding AOCI other than FCTA;	(vi)	book value per common share, excluding AOCI other than FCTA;

(vii)	book value per share-tangible common stockholders’ equity;	(vii)	book value per common share-tangible common stockholders’ equity;

(viii)	premiums, fees and other revenues;	(viii)	premiums, fees and other revenues (operating);

(ix)	return on equity;	(ix)	return on MetLife, Inc.’s common stockholders’ equity;

(x)	return on equity, excluding AOCI other than FCTA;	(x)	return on MetLife, Inc.’s common stockholders’ equity, excluding AOCI, other than FCTA;

(xi)	operating return on equity, excluding AOCI other than FCTA;	(xi)	operating return on MetLife, Inc.’s common stockholders’ equity, excluding AOCI other than FCTA;

(xii)	tangible return on equity; and	(xii)	return on MetLife, Inc.’s tangible common stockholders’ equity; and

(xiii)	operating tangible return on equity.	(xiii)	operating return on MetLife, Inc.’s tangible common stockholders’ equity.

In this news release, MetLife presents certain measures of its performance that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). MetLife believes that these non-GAAP financial measures enhance the understanding of MetLife’s performance by highlighting the results of operations and the underlying profitability drivers of the business. The following non-GAAP financial measures should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP:

Non-GAAP financial measures:		Comparable GAAP financial measures:

(i)	operating revenues;	(i)	revenues;

(ii)	operating expenses;	(ii)	expenses;

(iii)	operating premiums, fees and other revenues;	(iii)	premiums, fees and other revenues;

(iv)	operating earnings;	(iv)	income (loss) from continuing operations, net of income tax;

(v)	operating earnings available to common shareholders;	(v)	net income (loss) available to MetLife, Inc.’s common shareholders;

(vi)	operating earnings available to common shareholders on a constant currency basis;	(vi)	net income (loss) available to MetLife, Inc.’s common shareholders;

(vii)	operating earnings available to common shareholders, adjusted for total notable items;	(vii)	net income (loss) available to MetLife, Inc.’s common shareholders;

(viii)	operating earnings available to common shareholders, adjusted for total notable items, on a constant currency basis;	(viii)	net income (loss) available to MetLife, Inc.’s common shareholders;

(ix)	net income (loss) available to MetLife, Inc.’s common shareholders, excluding asymmetrical and non-economic accounting;	(ix)	net income (loss) available to MetLife, Inc.’s common shareholders;

(x)	operating earnings available to common shareholders per diluted common share;	(x)	net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share;

(xi)	operating earnings available to common shareholders, adjusted for total notable items per diluted common share;	(xi)	net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share;

(xii)	operating earnings available to common shareholders, adjusted for total notable items, on a constant currency basis per diluted common share;	(xii)	net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share;

(xiii)	operating return on equity;	(xiii)	return on equity;

(xiv)	investment portfolio gains (losses);	(xiv)	net investment gains (losses);

(xv)	derivative gains (losses);	(xv)	net derivative gains (losses);

(xvi)	MetLife, Inc.’s tangible common stockholders’ equity;	(xvi)	MetLife, Inc.’s stockholders’ equity;

(xvii)	MetLife, Inc.’s tangible common stockholders’ equity, adjusted for total notable items;	(xvii)	MetLife, Inc.’s stockholders’ equity;

(xviii)	MetLife, Inc.’s common stockholders’ equity, excluding AOCI other than FCTA;	(xviii)	MetLife, Inc.’s stockholders’ equity;

(xix)	MetLife, Inc.’s common stockholders’ equity, excluding AOCI other than FCTA, adjusted for total notable items; and	(xix)	MetLife, Inc.’s stockholders’ equity; and

(xx)	free cash flow of all holding companies.	(xx)	MetLife, Inc.’s net cash provided by (used in) operating activities.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are included in this earnings news release and in this period’s quarterly financial supplement, which is available at www.metlife.com.

MetLife’s definitions of the various non-GAAP and other financial measures discussed in this news release may differ from those used by other companies:

Operating earnings and related measures

•	operating earnings;

•	operating earnings available to common shareholders;

•	operating earnings available to common shareholders on a constant currency basis;

•	operating earnings available to common shareholders, adjusted for total notable items;

•	operating earnings available to common shareholders, adjusted for total notable items, on a constant currency basis;

•	operating earnings available to common shareholders per diluted common share;

•	operating earnings available to common shareholders, adjusted for total notable items per diluted common share; and

•	operating earnings available to common shareholders, adjusted for total notable items, on a constant currency basis per diluted common share;

These measures are used by management to evaluate performance and allocate resources. Consistent with GAAP guidance for segment reporting, operating earnings is also MetLife’s GAAP measure of segment performance. Operating earnings and other financial measures based on operating earnings are also the measures by which MetLife senior management’s and many other employees’ performance is evaluated for the purposes of determining their compensation under applicable compensation plans. Operating earnings and other financial measures based on operating earnings allow analysis of our performance relative to our business plan and facilitate comparisons to industry results.

Operating earnings is defined as operating revenues less operating expenses, both net of income tax. Operating earnings available to common shareholders is defined as operating earnings less preferred stock dividends.

Operating revenues and operating expenses

These financial measures, along with the related operating premiums, fees and other revenues, focus on our primary businesses principally by excluding the impact of market volatility, which could distort trends, and revenues and costs related to non-core products and divested businesses and certain entities required to be consolidated under GAAP. Also, these measures exclude results of discontinued operations and other businesses that have been or will be sold or exited by MetLife and are referred to as divested businesses. In addition, for the year ended Dec. 31, 2016, operating revenues and operating expenses exclude the financial impact of converting MetLife’s Japan operations to calendar-year end reporting without retrospective application of this change to prior periods and is referred to as lag elimination. Operating revenues also excludes net investment gains (losses) (NIGL) and net derivative gains (losses) (NDGL). Operating expenses also excludes goodwill impairments.

The following additional adjustments are made to revenues, in the line items indicated, in calculating operating revenues:

•	Universal life and investment-type product policy fees excludes the amortization of unearned revenue related to NIGL and NDGL and certain variable annuity guaranteed minimum income benefits (GMIB) fees (GMIB fees);

•	Net investment income: (i) includes earned income on derivatives and amortization of premium on derivatives that are hedges of investments or that are used to replicate certain investments but do not qualify for hedge accounting treatment, (ii) excludes post-tax operating earnings adjustments relating to insurance joint ventures accounted for under the equity method, (iii) excludes certain amounts related to contractholder-directed unit-linked investments, and (iv) excludes certain amounts related to securitization entities that are variable interest entities (VIEs) consolidated under GAAP; and

•	Other revenues are adjusted for settlements of foreign currency earnings hedges.

The following additional adjustments are made to expenses, in the line items indicated, in calculating operating expenses:

•	Policyholder benefits and claims and policyholder dividends excludes: (i) changes in the policyholder dividend obligation related to NIGL and NDGL, (ii) inflation-indexed benefit adjustments associated with contracts backed by inflation-indexed investments and amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets and other pass through adjustments, (iii) benefits and hedging costs related to GMIBs (GMIB costs), and (iv) market value adjustments associated with surrenders or terminations of contracts (Market value adjustments);

•	Interest credited to policyholder account balances includes adjustments for earned income on derivatives and amortization of premium on derivatives that are hedges of policyholder account balances but do not qualify for hedge accounting treatment and excludes amounts related to net investment income earned on contractholder-directed unit-linked investments;

•	Amortization of DAC and value of business acquired (VOBA) excludes amounts related to: (i) NIGL and NDGL, (ii) GMIB fees and GMIB costs and (iii) Market value adjustments;

•	Amortization of negative VOBA excludes amounts related to Market value adjustments;

•	Interest expense on debt excludes certain amounts related to securitization entities that are VIEs consolidated under GAAP; and

•	Other operating expenses excludes costs related to: (i) noncontrolling interests, (ii) implementation of new insurance regulatory requirements, and (iii) acquisition, integration and other costs.

Operating earnings also excludes the recognition of certain contingent assets and liabilities that could not be recognized at acquisition or adjusted for during the measurement period under GAAP business combination accounting guidance.

The tax impact of the adjustments mentioned above are calculated net of the U.S. or foreign statutory tax rate, which could differ from the Company’s effective tax rate. Additionally, the provision for income tax (expense) benefit also includes the impact related to the timing of certain tax credits, as well as certain tax reforms.

Investment portfolio gains (losses) and derivative gains (losses)

These are measures of investment and hedging activity. Investment portfolio gains (losses) principally excludes amounts that are reported within net investment gains (losses) but do not relate to the performance of the investment portfolio, such as gains (losses) on sales and divestitures of businesses or goodwill impairment. Derivative gains (losses) principally excludes earned income on derivatives and amortization of premium on derivatives, where such derivatives are either hedges of investments or are used to replicate certain investments, and where such derivatives do not qualify for hedge accounting. This earned income and amortization of premium is reported within operating earnings and not within derivative gains (losses).

Return on equity, allocated equity, tangible equity and related measures

•	MetLife, Inc.’s common stockholders’ equity, excluding AOCI other than FCTA: MetLife, Inc.’s common stockholders’ equity, excluding the net unrealized investment gains (losses) and defined benefit plans adjustment components of AOCI, net of income tax.

•	MetLife, Inc.’s common stockholders’ equity, excluding AOCI other than FCTA, adjusted for total notable items.

•	Operating return on MetLife, Inc.’s common stockholders’ equity, excluding AOCI other than FCTA: operating earnings available to common shareholders divided by MetLife, Inc.’s average common stockholders’ equity, excluding AOCI other than FCTA.

•	Operating return on MetLife, Inc.’s common stockholders’ equity: operating earnings available to common shareholders divided by MetLife, Inc.’s average common stockholders’ equity.

•	Return on MetLife, Inc.’s common stockholders’ equity, excluding AOCI other than FCTA: net income (loss) available to MetLife, Inc.’s common shareholders divided by MetLife, Inc.’s average common stockholders’ equity, excluding AOCI other than FCTA.

•	Return on MetLife, Inc.’s common stockholders’ equity: net income (loss) available to MetLife, Inc.’s common shareholders divided by MetLife, Inc.’s average common stockholders’ equity.

•	Allocated equity: portion of MetLife, Inc.’s common stockholders’ equity that management allocates to each of its segments and sub-segments based on local capital requirements and economic capital. Economic capital is an internally developed risk capital model, the purpose of which is to measure the risk in the business and to provide a basis upon which capital is deployed. MetLife management periodically reviews this model to ensure that it remains consistent with emerging industry practice standards and the local capital requirements; allocated equity may be adjusted if warranted by such review. Allocated equity excludes the impact of AOCI other than FCTA.

•	Operating return on allocated equity: operating earnings available to common shareholders divided by allocated equity.

•	Return on allocated equity: net income (loss) available to MetLife, Inc.’s common shareholders divided by allocated equity.

The above measures represent a level of equity consistent with the view that, in the ordinary course of business, we do not plan to sell most investments for the sole purpose of realizing gains or losses. Also refer to the utilization of operating earnings and other financial measures based on operating earnings mentioned above.

•	MetLife, Inc.’s tangible common shareholders’ equity or tangible equity: MetLife, Inc.’s common stockholders’ equity, excluding the net unrealized investment gains (losses) and defined benefit plans adjustment components of AOCI reduced by the impact of goodwill, value of distribution agreements (VODA) and value of customer relationships acquired (VOCRA), all net of income tax.

•	MetLife, Inc.’s tangible common stockholders’ equity, adjusted for total notable items.

•	Operating return on MetLife, Inc.’s tangible common stockholders’ equity: operating earnings available to common shareholders, excluding amortization of VODA and VOCRA, net of income tax, divided by MetLife, Inc.’s average tangible common stockholders’ equity.

•	Return on MetLife, Inc.’s tangible common stockholders’ equity: net income (loss) available to MetLife, Inc.’s common shareholders, excluding goodwill impairment and amortization of VODA and VOCRA, net of income tax, divided by MetLife, Inc.’s average tangible common stockholders’ equity.

•	Operating return on allocated tangible equity: operating earnings available to common shareholders, excluding amortization of VODA and VOCRA, net of income tax, divided by allocated tangible equity.

•	Return on allocated tangible equity: net income (loss) available to MetLife, Inc.’s common shareholders, excluding amortization of VODA and VOCRA, net of income tax, divided by allocated tangible equity.

The above measures are, when considered in conjunction with regulatory capital ratios, a measure of capital adequacy.

The following additional information is relevant to an understanding of MetLife’s performance results:

•	Operating expense ratio: calculated by dividing operating expenses (other expenses, net of capitalization of DAC) by operating premiums, fees and other revenues.

•	Statistical sales information for U.S. MetLife Holdings and Brighthouse are calculated (i) for life sales using the LIMRA definition of sales for core direct sales, excluding company-sponsored internal exchanges, corporate-owned life insurance, bank-owned life insurance, and private placement variable universal life insurance, and (ii) annuity sales consist of statutory premiums direct and assumed, excluding company sponsored internal exchanges. Sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity.

•	Statistical sales information for Latin America, Asia and EMEA is calculated using 10% of single-premium deposits (mainly from retirement products such as variable annuity, fixed annuity and pensions), 20% of single-premium deposits from credit insurance and 100% of annualized full-year premiums and fees from recurring-premium policy sales of all products (mainly from risk and protection products such as individual life, accident & health and group). Sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity.

•	All comparisons on a constant currency basis reflect the impact of changes in foreign currency exchange rates and are calculated using the average foreign currency exchange rates for the current period and are applied to each of the comparable periods.

•	Volume growth, as discussed in the context of business growth, is the period over period percentage change in operating earnings available to common shareholders attributable to operating premiums, fees and other revenues and assets under management levels, applying a model in which certain margins and factors are held constant. The most significant of such items are underwriting margins, investment margins, changes in equity market performance, expense margins and the impact of changes in foreign currency exchange rates.

•	Asymmetrical and non-economic accounting refer to: (i) the portion of net derivative gains (losses) on embedded derivatives attributable to the inclusion of MetLife’s credit spreads in the liability valuations, (ii) hedging activity that generates net derivative gains (losses) and creates fluctuations in net income because hedge accounting cannot be achieved and the item being hedged does not a have an offsetting gain or loss recognized in earnings, (iii) inflation-indexed benefit adjustments associated with contracts backed by inflation-indexed investments and amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets and other pass through adjustments, and (iv) impact of changes in foreign currency exchange rates on the re-measurement of foreign denominated unhedged funding agreements and financing transactions to the U.S. dollar and the re-measurement of certain liabilities from non-functional currencies to functional currencies. MetLife believes that excluding the impact of asymmetrical and non-economic accounting from total GAAP results enhances investor understanding of MetLife’s performance by disclosing how these accounting practices affect reported GAAP results.

•	MetLife uses a measure of free cash flow to facilitate an understanding of its ability to generate cash for reinvestment into its businesses or use in non-mandatory capital actions. MetLife defines free cash flow as the sum of cash available at MetLife’s holding companies from dividends from operating subsidiaries, expenses and other net flows of the holding companies (including capital contributions to subsidiaries), and net contributions from debt to be at or below target leverage ratios. This measure of free cash flow is prior to capital actions, such as common stock dividends and repurchases, debt reduction and mergers and acquisitions. Free cash flow should not be viewed as a substitute for net cash provided by (used in) operating activities calculated in accordance with GAAP. The free cash flow ratio is typically expressed as a percentage of annual operating earnings available to common shareholders.

Forward-Looking Statements

This news release may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning, or are tied to future periods, in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the actual future results of MetLife, Inc., its subsidiaries and affiliates. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements. Risks, uncertainties, and other factors that might cause such differences include the risks, uncertainties and other factors identified in MetLife, Inc.’s filings with the U.S. Securities and Exchange Commission. These factors include: (1) difficult conditions in the global capital markets; (2) increased volatility and disruption of the global capital and credit markets, which may affect our ability to meet liquidity needs and access capital, including through our credit facilities, generate fee income and market-related revenue and finance statutory reserve requirements and may require us to pledge collateral or make payments related to declines in value of specified assets, including assets supporting risks ceded to certain of our captive reinsurers or hedging arrangements associated with those risks; (3) exposure to global financial and capital market risks, including as a result of the pending withdrawal of the United Kingdom from the European Union, other disruption in Europe and possible withdrawal of one or more countries from the Euro zone; (4) impact on us of comprehensive financial services regulation reform, including potential regulation of MetLife, Inc. as a non-bank systemically important financial institution, or otherwise; (5) numerous rulemaking initiatives required or permitted by the Dodd-Frank Wall Street Reform and Consumer Protection Act which may impact how we conduct our business, including those compelling the liquidation of certain financial institutions; (6) regulatory, legislative or tax changes relating to our insurance, international, or other operations that may affect the cost of, or demand for, our products or services, or increase the cost or administrative burdens of providing benefits to employees; (7) adverse results or other consequences from litigation, arbitration or regulatory investigations; (8) unanticipated developments that could delay, prevent or otherwise adversely affect the separation of Brighthouse Financial; (9) our ability to address difficulties, unforeseen liabilities, asset impairments, or rating agency actions arising from (a) business acquisitions and integrating and managing the growth of such acquired businesses, (b) dispositions of businesses via sale, initial public offering, spin-off or otherwise, including failure to achieve projected operational benefit from such transactions; (c) entry into joint ventures, or (d) legal entity reorganizations; (10) potential liquidity and other risks resulting from our participation in a securities lending program and other transactions, including any separated business’ incurrence of debt in connection with such a separation; (11) investment losses and defaults, and changes to investment valuations; (12) changes in assumptions related to investment valuations, deferred policy acquisition costs, deferred sales inducements, value of business acquired or goodwill; (13) impairments of goodwill and realized losses or market value impairments to illiquid assets; (14) defaults on our mortgage loans; (15) the defaults or deteriorating credit of other financial institutions that could adversely affect us; (16) economic, political, legal, currency and other risks relating to our international operations, including with respect to fluctuations of exchange rates; (17) downgrades in our claims paying ability, financial strength or credit ratings; (18) a deterioration in the experience of the closed block established in connection with the reorganization of Metropolitan Life Insurance Company; (19) availability and effectiveness of reinsurance, hedging, or indemnification arrangements, as well as any default or failure of counterparties to perform; (20) differences between actual claims experience and underwriting and reserving assumptions; (21) ineffectiveness of risk management policies and procedures; (22) catastrophe losses; (23) increasing cost and limited market capacity for statutory life insurance reserve financings; (24) heightened competition, including with respect to pricing, entry of new competitors, consolidation of distributors, the development of new products by new and existing competitors, and for personnel; (25) exposure to losses related to variable annuity guarantee benefits, including from significant and sustained downturns or extreme volatility in equity markets, reduced interest rates, unanticipated policyholder behavior, mortality or longevity, and any adjustment for nonperformance risk; (26) legal, regulatory and other restrictions affecting MetLife, Inc.’s ability to pay dividends and repurchase common stock; (27) MetLife, Inc.’s and its subsidiary holding companies’ primary reliance, as holding companies, on dividends from its subsidiaries to meet its free cash flow targets and debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (28) the possibility that MetLife, Inc.’s Board of Directors may influence the outcome of stockholder votes through the voting provisions of the MetLife Policyholder Trust; (29) changes in accounting standards, practices and/or policies; (30) increased expenses relating to pension and postretirement benefit plans, as well as health care and other employee benefits; (31) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (32) difficulties in marketing and distributing products through our distribution channels; (33) provisions of laws and our incorporation documents may delay, deter or prevent takeovers and corporate combinations involving MetLife; (34) the effects of business disruption or economic contraction due to disasters such as terrorist attacks, cyberattacks, other hostilities, or natural catastrophes, including any related impact on the value of our investment portfolio, our disaster recovery systems, cyber- or other information security systems and management continuity planning; (35) any failure to protect the confidentiality of client information; (36) the effectiveness of our programs and practices in avoiding giving our associates incentives to take excessive risks; (37) restrictions, liabilities, losses or indemnification obligations arising from any transitional services or tax arrangements related to the separation of any business, or from the failure of such a separation to qualify for any intended tax-free treatment; and (38) other risks and uncertainties described from time to time in MetLife, Inc.’s filings with the U.S. Securities and Exchange Commission.

MetLife, Inc. does not undertake any obligation to publicly correct or update any forward-looking statement if MetLife, Inc. later becomes aware that such statement is not likely to be achieved. Please consult any further disclosures MetLife, Inc. makes on related subjects in reports to the U.S. Securities and Exchange Commission.

MetLife, Inc.

GAAP Consolidated Statements of Operations

(Unaudited)

(In millions)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues
Premiums	$9,652	$9,605	$39,153	$38,545
Universal life and investment-type product policy fees	2,280	2,333	9,206	9,507
Net investment income	5,037	4,914	19,947	19,281
Other revenues	419	486	1,759	1,983
Net investment gains (losses)	(367)	62	171	597
Net derivative gains (losses)	(4,945)	(356)	(6,760)	38

Total revenues	12,076	17,044	63,476	69,951

			.
Expenses
Policyholder benefits and claims	9,997	9,772	40,804	38,714
Interest credited to policyholder account balances	1,636	1,670	6,282	5,610
Policyholder dividends	305	363	1,256	1,388
Goodwill impairment	—	—	260	—
Capitalization of DAC	(830)	(987)	(3,589)	(3,837)
Amortization of DAC and VOBA	508	883	2,641	3,936
Amortization of negative VOBA	(48)	(79)	(269)	(361)
Interest expense on debt	291	300	1,201	1,208
Other expenses	3,782	3,987	15,085	15,823

Total expenses	15,641	15,909	63,671	62,481

Income (loss) from continuing operations before provision for income tax	(3,565)	1,135	(195)	7,470
Provision for income tax expense (benefit)	(1,479)	293	(999)	2,148

Income (loss) from continuing operations, net of income tax	(2,086)	842	804	5,322
Income (loss) from discontinued operations, net of income tax	—	—	—	—

Net income (loss)	(2,086)	842	804	5,322
Less: Net income (loss) attributable to noncontrolling interests	2	8	4	12

Net income (loss) attributable to MetLife, Inc.	(2,088)	834	800	5,310
Less: Preferred stock dividends	45	49	103	116
Preferred stock repurchase premium	—	—	—	42

Net income (loss) available to MetLife, Inc.’s common shareholders	$(2,133)	$785	$697	$5,152

See footnotes on last page.

MetLife, Inc.

(Unaudited)

(In millions, except per share data)

	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2016		2015		2016		2015
		Earnings Per Weighted Average Common Shares Diluted (1), (2)		Earnings Per Weighted Average Common Shares Diluted (1)		Earnings Per Weighted Average Common Shares Diluted (1)		Earnings Per Weighted Average Common Shares Diluted (1)
Reconciliation to Operating Earnings Available to Common Shareholders
Net income (loss) available to MetLife, Inc.’s common shareholders	$(2,133)	$(1.94)	$785	$0.70	$697	$0.63	$5,152	$4.57

Adjustments from net income (loss) available to common shareholders to operating earnings available to common shareholders:
Less: Net investment gains (losses) (3)	(367)	(0.33)	62	0.06	171	0.15	597	0.53
Net derivative gains (losses) (3)	(4,945)	(4.46)	(356)	(0.32)	(6,760)	(6.10)	38	0.03
Premiums	—	—	(1)	—	426	0.38	(3)	—
Universal life and investment-type product policy fees	103	0.09	96	0.09	506	0.46	394	0.35
Net investment income	84	0.08	141	0.13	247	0.22	(508)	(0.45)
Other revenues	(2)	—	(9)	(0.01)	8	0.01	(37)	(0.03)
Policyholder benefits and claims and policyholder benefits (3)	(182)	(0.16)	(300)	(0.27)	(1,090)	(0.98)	(537)	(0.47)
Interest credited to policyholder account balances	(317)	(0.30)	(340)	(0.31)	(1,033)	(0.93)	(276)	(0.24)
Capitalization of DAC	—	—	—	—	105	0.09	—	—
Amortization of DAC and VOBA (3)	418	0.38	(6)	(0.01)	1,463	1.32	(134)	(0.12)
Amortization of negative VOBA	4	—	8	0.01	47	0.04	35	0.03
Interest expense on debt	1	—	2	—	(3)	—	(8)	(0.01)
Other operating expenses	(129)	(0.12)	11	0.01	(596)	(0.54)	(17)	(0.02)
Goodwill impairment	—	—	—	—	(260)	(0.23)	—	—
Provision for income tax (expense) benefit (3)	1,786	1.60	109	0.10	2,381	2.15	178	0.16
Add: Net income (loss) attributable to noncontrolling interests	2	—	8	0.01	4	—	12	0.01
Preferred stock repurchase premium	—	—	—	—	—	—	42	0.04

Operating earnings available to common shareholders	1,415	1.28	1,376	1.23	5,089	4.59	5,484	4.86
Less: Total notable items	(86)	(0.08)	(115)	(0.10)	(974)	(0.88)	(898)	(0.80)

Operating earnings available to common shareholders, adjusted for total notable items	$1,501	$1.35	$1,491	$1.33	$6,063	$5.47	$6,382	$5.66

Operating earnings available to common shareholders on a constant currency basis	$1,415	$1.28	$1,362	$1.21	$5,089	$4.59	$5,432	$4.81
Operating earnings available to common shareholders, adjusted for total notable items, on a constant currency basis	$1,501	$1.35	$1,487	$1.33	$6,063	$5.47	$6,337	$5.62

Weighted average common shares outstanding - diluted		1,108.8		1,121.4		1,108.9		1,128.3

	For the Three Months Ended December 31,
Asymmetrical and Non-Economic Accounting	2016	2015
Net income (loss) available to MetLife, Inc.’s common shareholders	$(2,133)	$785
Less: asymmetrical and non-economic accounting	(2,901)	(288)

Net income (loss) available to MetLife, Inc.’s common shareholders, excluding asymmetrical and non-economic accounting	$768	$1,073

See footnotes on last page.

MetLife, Inc.

(Unaudited)

(In millions)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Premiums, Fees and Other Revenues
Total premiums, fees and other revenues	$12,351	$12,424	$50,118	$50,035
Less: Unearned revenue adjustments	—	(3)	28	5
GMIB fees	103	97	411	382
Settlement of foreign currency earnings hedges	(2)	(9)	4	(37)
Divested businesses and Lag elimination (4)	—	1	497	4

Total operating premiums, fees and other revenues	$12,250	$12,338	$49,178	$49,681

Revenues and Expenses
Total revenues	$12,076	$17,044	$63,476	$69,951
Less: Net investment (gains) losses	(367)	62	171	597
Less: Net derivative (gains) losses	(4,945)	(356)	(6,760)	38
Less: Adjustments related to net investment gains (losses) and net derivative gains (losses)	—	(3)	28	5
Less: Other adjustments to revenues:
GMIB fees	103	97	411	382
Investment hedge adjustments	(243)	(202)	(878)	(776)
Operating joint venture adjustments	1	2	6	(4)
Unit-linked contract income	327	343	950	264
Securitization entities income	(1)	(2)	3	8
Settlement of foreign currency earnings hedges	(2)	(9)	4	(37)
Divested businesses and Lag elimination (4)	—	1	663	4

Total operating revenues	$17,203	$17,111	$68,878	$69,470

Total expenses	$15,641	$15,909	$63,671	$62,481
Less: Adjustments related to net investment (gains) losses and net derivative (gains) losses	(338)	(27)	(1,628)	15
Less: Goodwill impairment	—	—	260	—
Less: Other adjustments to expenses:
Inflation and pass through adjustments	(198)	(6)	(82)	(5)
GMIB costs and amortization of DAC and VOBA related to GMIB fees and GMIB costs	291	319	911	524
Market value adjustments and amortization of DAC, VOBA and negative VOBA related to market value adjustments	6	11	24	101
PAB hedge adjustments	(1)	2	—	7
Unit-linked contract costs	318	338	932	269
Securitization entities debt expense	(1)	(2)	3	8
Noncontrolling interest	(4)	(12)	(6)	(13)
Regulatory implementation costs	1	—	1	2
Acquisition, integration and other costs	31	7	64	28
Divested businesses and Lag elimination (4)	100	(5)	888	1

Total operating expenses	$15,436	$15,284	$62,304	$61,544

See footnotes on last page.

MetLife, Inc.

(Unaudited)

	December 31,
Book Value (5)	2016	2015
Book value per common share	$59.56	$60.00
Less: Net unrealized investment gains (losses), net of income tax	11.53	10.72
Defined benefit plans adjustment, net of income tax	(1.80)	(1.87)

Book value per common share, excluding AOCI other than FCTA	49.83	51.15
Less: Goodwill, net of income tax	8.32	8.48
VODA and VOCRA, net of income tax	0.37	0.45

Book value per common share - tangible common stockholders’ equity	$41.14	$42.22

Common shares outstanding, end of period (In millions)	1,095.5	1,098.0

	For the Three Months Ended		For the Year Ended
	December 31, (6)		December 31,
Return on Equity (7)	2016	2015	2016	2015
Return on MetLife, Inc.’s:
Common stockholders’ equity	(12.1)%	4.7%	1.0%	7.5%
Common stockholders’ equity, excluding AOCI other than FCTA	(15.1)%	5.6%	1.2%	9.1%
Tangible common stockholders’ equity	(18.1)%	6.8%	1.6%	11.2%

Operating return on MetLife, Inc.’s:
Common stockholders’ equity	8.0%	8.2%	7.1%	8.0%
Common stockholders’ equity, excluding AOCI other than FCTA	10.0%	9.7%	8.9%	9.7%
Common stockholders’ equity, excluding AOCI other than FCTA, adjusted for total notable items	10.3%	10.4%	10.3%	11.3%
Tangible common stockholders’ equity	12.2%	11.9%	10.8%	11.9%
Tangible common stockholders’ equity, adjusted for total notable items	12.4%	12.7%	12.5%	13.8%

Return on Allocated Equity:
U.S.	6.2%	12.0%
Asia	(21.7)%	8.1%
Latin America	32.7%	12.9%
EMEA	3.2%	8.8%
MetLife Holdings	(14.4)%	1.6%

Return on Allocated Tangible Equity:
U.S.	6.8%	13.2%
Asia	(37.2)%	14.0%
Latin America	51.9%	21.7%
EMEA	6.0%	16.3%
MetLife Holdings	(14.9)%	1.9%

Operating Return on Allocated Equity:
U.S.	19.1%	15.6%
Asia	12.8%	10.1%
Latin America	15.9%	18.3%
EMEA	8.9%	6.5%
MetLife Holdings	7.2%	9.3%

Operating Return on Allocated Tangible Equity:
U.S.	21.0%	17.2%
Asia	22.1%	17.4%
Latin America	25.2%	30.7%
EMEA	15.6%	12.2%
MetLife Holdings	7.7%	9.9%

See footnotes on last page.

MetLife, Inc.

Condensed Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

Free Cash Flow of All Holding Companies

(Unaudited)

	For the Year Ended December 31,
	2016	2015
	(In billions, except ratios)
MetLife, Inc. (parent company only) net cash provided by operating activities	$3.7	$1.6
Adjustments from net cash provided by operating activities to free cash flow:
Add: Incremental debt to be at or below target leverage ratios	—	1.8
Add: Remaining adjustments from net cash provided by operating activities to free cash flow (8)	(2.3)	0.1

MetLife, Inc. (parent company only) free cash flow	1.4	3.5
Other MetLife, Inc. holding companies free cash flow (9)	1.0	0.5

Free cash flow of all holding companies	$2.4	$4.0

Ratio of net cash provided by operating activities to consolidated net income (loss) available to MetLife, Inc.’s common shareholders:
MetLife, Inc. (parent company only) net cash provided by operating activities	$3.7	$1.6
Consolidated net income (loss) available to MetLife, Inc.’s common shareholders (10)	$0.7	$5.2
Ratio of net cash provided by operating activities (parent company only) to consolidated net income (loss) available to MetLife, Inc.’s common shareholders (10), (11)	538%	31%

Ratio of free cash flow to operating earnings available to common shareholders:
Free cash flow of all holding companies (12)	$2.4	$4.0
Consolidated operating earnings available to common shareholders (13)	$5.1	$5.5
Ratio of free cash flow of all holding companies to consolidated operating earnings available to common shareholders (13)	48%	73%

See footnotes on last page.

MetLife, Inc.

Operating Earnings Available to Common Shareholders

(Unaudited)

(In millions)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
U.S.:
Operating earnings available to common shareholders	$516	$432	$1,917	$2,004
Less: Total notable items	—	(17)	(101)	3

Operating earnings available to common shareholders, adjusted for total notable items	$516	$449	$2,018	$2,001

Operating earnings available to common shareholders on a constant currency basis (14)	$516	$432	$1,917	$2,004
Operating earnings available to common shareholders, adjusted for total notable items, on a constant currency basis (14)	$516	$449	$2,018	$2,001

Group Benefits:
Operating earnings available to common shareholders	$174	$153	$687	$634
Less: Total notable items	—	(6)	9	1

Operating earnings available to common shareholders, adjusted for total notable items	$174	$159	$678	$633

Operating earnings available to common shareholders on a constant currency basis (14)	$174	$153	$687	$634
Operating earnings available to common shareholders, adjusted for total notable items, on a constant currency basis (14)	$174	$159	$678	$633

Retirement and Income Solutions:
Operating earnings available to common shareholders	$299	$235	$1,109	$1,147
Less: Total notable items	—	1	(59)	11

Operating earnings available to common shareholders, adjusted for total notable items	$299	$234	$1,168	$1,136

Operating earnings available to common shareholders on a constant currency basis (14)	$299	$235	$1,109	$1,147
Operating earnings available to common shareholders, adjusted for total notable items, on a constant currency basis (14)	$299	$234	$1,168	$1,136

Property & Casualty:
Operating earnings available to common shareholders	$43	$44	$121	$223
Less: Total notable items	—	(12)	(51)	(9)

Operating earnings available to common shareholders, adjusted for total notable items	$43	$56	$172	$232

Operating earnings available to common shareholders on a constant currency basis (14)	$43	$44	$121	$223
Operating earnings available to common shareholders, adjusted for total notable items, on a constant currency basis (14)	$43	$56	$172	$232

Asia:
Operating earnings available to common shareholders	$354	$290	$1,242	$1,380
Less: Total notable items	—	(24)	(79)	36

Operating earnings available to common shareholders, adjusted for total notable items	$354	$314	$1,321	$1,344

Operating earnings available to common shareholders on a constant currency basis	$354	$303	$1,242	$1,426
Operating earnings available to common shareholders, adjusted for total notable items, on a constant currency basis	$354	$327	$1,321	$1,390

Latin America:
Operating earnings available to common shareholders	$122	$157	$543	$625
Less: Total notable items	—	28	(8)	86

Operating earnings available to common shareholders, adjusted for total notable items	$122	$129	$551	$539

Operating earnings available to common shareholders on a constant currency basis	$122	$134	$543	$544
Operating earnings available to common shareholders, adjusted for total notable items, on a constant currency basis	$122	$116	$551	$465

EMEA:
Operating earnings available to common shareholders	$72	$54	$273	$240
Less: Total notable items	—	—	(16)	6

Operating earnings available to common shareholders, adjusted for total notable items	$72	$54	$289	$234

Operating earnings available to common shareholders on a constant currency basis	$72	$50	$273	$223
Operating earnings available to common shareholders, adjusted for total notable items, on a constant currency basis	$72	$50	$289	$217

MetLife Holdings:
Operating earnings available to common shareholders	$199	$265	$699	$1,242
Less: Total notable items	(91)	(33)	(433)	(85)

Operating earnings available to common shareholders, adjusted for total notable items	$290	$298	$1,132	$1,327

Operating earnings available to common shareholders on a constant currency basis (14)	$199	$265	$699	$1,242
Operating earnings available to common shareholders, adjusted for total notable items, on a constant currency basis (14)	$290	$298	$1,132	$1,327

Corporate & Other:
Operating earnings available to common shareholders	$(178)	$(210)	$(607)	$(1,520)
Less: Total notable items	(28)	(23)	(37)	(864)

Operating earnings available to common shareholders, adjusted for total notable items	$(150)	$(187)	$(570)	$(656)

Operating earnings available to common shareholders on a constant currency basis (14)	$(178)	$(210)	$(607)	$(1,520)
Operating earnings available to common shareholders, adjusted for total notable items, on a constant currency basis (14)	$(150)	$(187)	$(570)	$(656)

Brighthouse Financial (6):
Operating earnings available to common shareholders	$330	$388	$1,022	$1,513
Less: Total notable items	33	(46)	(300)	(80)

Operating earnings available to common shareholders, adjusted for total notable items	$297	$434	$1,322	$1,593

Operating earnings available to common shareholders on a constant currency basis (14)	$330	$388	$1,022	$1,513
Operating earnings available to common shareholders, adjusted for total notable items, on a constant currency basis (14)	$297	$434	$1,322	$1,593

See footnotes on last page.

MetLife, Inc.

(Unaudited)

(1)	Operating earnings available to common shareholders is calculated on a standalone basis and may not equal the sum of operating earnings available to common shareholders, adjusted for total notable items and total notable items.
(2)	For the three months ended December 31, 2016, 8.6 million shares related to the assumed exercise or issuance of stock-based awards have been excluded from the weighted average common shares outstanding - diluted, as to include these assumed shares would be anti-dilutive to net income (loss) available to common shareholders per common share - diluted. These shares were included in the calculation of operating earnings available to common shareholders per common share - diluted.
(3)	The impacts of asymmetrical and non-economic accounting on operating earnings for the three months ended December 31, 2016 are as follows: i) Net investment gains (losses) - ($115) million; ii) Net derivative gains (losses) - ($4,647) million; iii) Inflation and pass through adjustments - $198 million; iv) Amortization of DAC and VOBA - $107 million; and v) Provision for income tax (expense) benefit - $1,560 million.
(4)	For the year ended December 31, 2016, Divested businesses and Lag elimination includes adjustments related to the financial impact of converting MetLife’s Japan operations to calendar year end reporting without retrospective application of this change to prior periods.
(5)	Book values exclude $2,066 million of equity related to preferred stock at both December 31, 2016 and 2015.
(6)	Annualized using quarter-to-date results.
(7)	Brighthouse Financial segment results are not indicative of Brighthouse Financial, Inc. and related companies on a combined basis, therefore return on equity calculations for the Brighthouse Financial segment are not presented.
(8)	Remaining adjustments include: (i) capital contributions to subsidiaries; (ii) returns of capital from subsidiaries; (iii) repayments on and (issuances of) loans to subsidiaries, net; and (iv) investment portfolio and derivatives changes and other, net.
(9)	Components include: (i) dividends and returns of capital from subsidiaries; (ii) capital contributions from MetLife, Inc.; (iii) capital contributions to subsidiaries; (iv) repayments on and (issuances of) loans to subsidiaries, net; (v) other expenses; and (vi) investment portfolio changes and other, net.
(10)	Consolidated net income (loss) available to MetLife, Inc.’s common shareholders for 2016 includes Separation-related costs of $0.07 billion, net of income tax. Excluding this amount from the denominator of the ratio, this ratio, as adjusted, would be 487%. Consolidated net income (loss) available to MetLife, Inc.’s common shareholders for 2015 includes a non-cash charge of $0.8 billion, net of income tax, related to an uncertain tax position. Excluding this charge from the denominator of the ratio, this ratio, as adjusted, would be 27%.
(11)	Including the free cash flow of other MetLife, Inc. holding companies of $1.0 billion and $0.5 billion for the years ended December 31, 2016 and 2015, respectively, in the numerator of the ratio, this ratio, as adjusted, would be 688% and 40%, respectively. Including the free cash flow of other MetLife, Inc. holding companies in the numerator of the ratio and excluding the Separation-related costs and uncertain tax position non-cash charge from the denominator of the ratio, this ratio, as adjusted, would be 623% and 35%, for the years ended December 31, 2016 and 2015, respectively.
(12)	In 2016, we incurred $2.3 billion of Separation-related items which reduced free cash flow. Excluding these Separation-related items, adjusted free cash flow would be $4.7 billion for the year ended December 31, 2016.
(13)	Consolidated operating earnings available to common shareholders for 2016 includes notable items of $1.0 billion, net of income tax, and Separation-related costs of $0.02 billion, net of income tax. Excluding the $2.3 billion of Separation-related items, which reduced free cash flow, from the numerator of the ratio, and excluding the notable items and Separation-related costs impacting consolidated operating earnings available to common shareholders from the denominator of the ratio, the adjusted free cash flow ratio would be 77%. Consolidated operating earnings available to common shareholders for 2015 includes a non-cash charge of $0.8 billion, net of income tax, related to an uncertain tax position. Excluding this charge from the denominator of the ratio, the adjusted free cash flow ratio would be 63%.
(14)	Amounts on a reported basis, as constant currency impact is not significant.